U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2004

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Item 11.  Temporary Suspension of Trading

On June 11, 2004, American Capital Strategies, Ltd. sent the following notice to its Directors and Executive Officers with regard to a matter as to which it had been notified on June 11, 2004 by the administrator of the American Capital Strategies, Ltd. Employee Investment and Stock Ownership Plan:

American Capital Strategies, Ltd.

Important Notice to Directors and Executive Officers

Supplemental Notice Concerning Your Ability to Trade in American Capital Strategies, Ltd. Common Stock:

June 11, 2004

By notice dated May 3, 2004, American Capital Strategies, Ltd. informed you of a “blackout period” beginning May 27, 2004, 3:00 p.m. Eastern Time and ending on or about June 11, 2004 under the American Capital Strategies, Ltd. Employee Investment and Stock Ownership Plan (the “Plan”) during which you generally have been unable to purchase or sell shares of American Capital Strategies, Ltd. common stock, $0.01 par value.

This notice is to inform you that the blackout period has been extended and will now end during the week of June 20, 2004. As part of the Plan’s change to a new record keeper/third party administrator and investment custodian, the existing investment funds offered under the 401(k) part of the Plan will be replaced with new investment funds. The extension of the blackout period is necessary because it has taken longer than anticipated to complete all of the steps necessary to implement this change. Pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act of 2002, Directors and Executive Officers generally may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the company for which they serve as a Director or Executive Officer during the blackout period. Accordingly, you may not engage in such transactions in American Capital Strategies, Ltd. common stock during the blackout period.

You will receive further notice if the blackout period changes for any reason. If you have any questions concerning this notice or whether the blackout period has ended, you may contact John Erickson in c/o American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814 or by telephone at 301-951-6122.

During the blackout period referenced in the above notice and for a period of two years after the ending date of the blackout period, security holders or other interested persons may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting the individual identified in the notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: June 14, 2004	By:	/s/ JOHN R. ERICKSON
John R. Erickson Executive Vice President, Chief Financial Officer and Secretary

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